EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of Spatializer Audio Laboratories, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-27453 and 333-41170) of Spatializer Audio Laboratories, Inc. of our report dated March 3, 2011, related to the balance sheets of Spatializer Audio Laboratories, Inc as of December 31, 2010 and 2009 and the related statements of income, stockholders’ equity and cash flows for the two years ended December 31, 2010, which report appears in the annual report on Form 10-K of Spatializer Audio Laboratories, Inc. for the year ended December 31, 2010.

/s/ RAMIREZ JIMENEZ INTERNATIONAL CPA’s

Irvine, California
March 3, 2011